UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

BlackRock Preferred Partners LLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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BlackRock Preferred Partners LLC

Notification of upcoming proxy vote

UNITHOLDERS OF BLACKROCK PREFERRED PARTNERS LLC ARE URGED TO READ THEIR JOINT PROXY STATEMENT, ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS THAT WERE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Unitholders can obtain that Joint Proxy Statement, any amendments or supplements to that Joint Proxy Statement and other documents filed with the SEC free of charge at the SEC’s website (www.sec.gov) or by directing a request to BlackRock Preferred Partners LLC by writing to BlackRock Preferred Partners LLC, c/o Georgeson LLC, 480 Washington Boulevard, 26th Floor, Jersey City, NJ 07310 or calling 1-866-328-5445.

BlackRock Preferred Partners LLC (the “Fund”) is soliciting proxies from its unitholders in connection with the election of its Board of Directors. The Fund is holding a special meeting in order to ensure that, as new Board Members are added to its Board, a sufficient number of its Board Members have been elected by its unitholders in compliance with the requirements of the Investment Company Act of 1940, as amended.

Proxy Solicitation

On or about June 13, unitholders of record as of May 31, 2016, will start receiving proxy materials in the mail with respect to the election of the Board of Directors. These materials will include a shareholder letter and the Joint Proxy Statement complete with a question-and-answer section. Unitholders may receive additional solicitation material during the proxy solicitation period including phone solicitation from Georgeson, the Fund’s proxy solicitor.

The Board of Directors of the Fund have approved the Board Nominees named in the joint proxy statement and believe their election is in the unitholders’ best interest and unanimously recommend that unitholders vote “FOR” each Board Nominee.